Exhibit 99.1

Schnitzer Reports Significant Growth & Profitability in Fiscal 2011

Fourth Quarter Revenues Up 69%, Operating Income Up 131%, and Diluted EPS Up 130% to $1.33

Full Year Revenues Up 50%, Operating Income Up 48% and Diluted EPS Up 48% to $4.24

PORTLAND, Ore.--(BUSINESS WIRE)--October 20, 2011--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported diluted earnings per share from continuing operations of $1.33 for its fiscal 2011 fourth quarter ended August 31, 2011. This compares with diluted earnings per share from continuing operations of $0.58 for the fourth quarter of fiscal 2010.

For the 2011 fiscal year, Schnitzer reported full year revenues of $3.5 billion, compared to $2.3 billion in fiscal 2010, and diluted earnings per share from continuing operations of $4.24, compared to diluted earnings per share from continuing operations of $2.86 in fiscal 2010.

Summary Results from Continuing Operations
($ in millions, except per share amounts)
	Quarter			Year
	4Q11	3Q11	4Q10	2011	2010	% Chg
Revenues	$1,081	$981	$639	$3,459	$2,301	50%
Operating Income	56	55	24	186	126	48%
Income from continuing operations attributable to SSI*	37	33	16	118	81	47%
Income per share from continuing operations attributable to SSI	$1.33	$1.17	$0.58	$4.24	$2.86	48%
*Excludes income attributable to noncontrolling interests

“For our fiscal 2011, both revenues and profits grew by approximately 50% through the successful execution of our strategy to expand our platform near our seven deep water ports, increase volumes and maximize operational efficiencies,” said Tamara Lundgren, President and Chief Executive Officer. "We generated strong operating cash flow of $140 million while making significant investments in technology and closing 10 acquisitions.”

"Looking ahead to 2012, we expect the positive benefits of the investments and acquisitions we have made as well as the overall increasing demand for scrap metals to continue. Despite recent forecasts of lower global GDP growth, the growth rates of the developing economies, which are our primary end markets, still reflect levels which can sustain strong steel production. In addition, increased global electric arc furnace capacity and the focus of blast furnaces on energy efficiency and a reduction in greenhouse gas emissions all point towards a continued upward bias in demand for recycled metals."

Key business drivers during the fourth quarter of fiscal 2011:

  Metals Recycling Business (MRB) shipped record ferrous and nonferrous volumes and delivered sequential improvements in operating income in each quarter of the fiscal year.
  Auto Parts Business (APB) generated higher car volumes, scrap and core sales due to contributions from both organic and acquisition growth.
  Steel Manufacturing Business (SMB) achieved positive fourth quarter operating income due to higher average sales prices as compared to the prior year quarter.

Fourth quarter net income included a benefit of $3 million arising from a prior period adjustment to deferred tax liabilities.

Metals Recycling Business

Our Metals Recycling Business shipped record ferrous volumes of 5.3 million tons, up 26% from the prior year, and record nonferrous volumes of 569 million pounds, up 19% from the prior year.

Summary of Metals Recycling Business Results
($ in millions, except selling prices; Fe volumes 000s long tons; NFe volumes M lbs)

	Quarter			Year
	4Q11	3Q11	4Q10	2011	2010	% Chg
Total Revenues	$962	$879	$556	$3,070	$1,980	55%

Ferrous Revenues	$740	$703	$431	$2,425	$1,559	56%
Ferrous Volumes	1,534	1,464	1,124	5,329	4,231	26%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$443	$440	$342	$416	$328	27%

Nonferrous Revenues	$213	$168	$122	$620	$413	50%
Nonferrous Volumes	191	145	139	569	478	19%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$1.08	$1.12	$0.84	$1.06	$0.83	28%

Operating Income	$52	$46	$21	$165	$118	39%

(1) Sales prices are shown net of freight

"MRB shipped record ferrous and nonferrous volumes during the fourth quarter and for the full year in fiscal 2011," said Lundgren. "In the fourth quarter, profit was driven by strong inflows, our larger footprint due to recently completed acquisitions, and contributions from our investments in technology which yielded higher nonferrous recovery.”

Sales Volumes: Ferrous sales volumes of 1.5 million tons in the fourth quarter increased 5% sequentially from strong third quarter levels, primarily due to increased supply flows from our expanded markets and incremental volumes from recent investments. Nonferrous sales volumes of 191 million pounds increased 32% sequentially, benefiting from increased production from enhanced processing technologies, increased raw material purchases and contributions from our recent acquisitions.

Export customers accounted for 82% of total ferrous sales volumes. Our ferrous and nonferrous products were shipped to 18 countries in the fourth quarter. The top export destinations were China, Turkey, Malaysia and Egypt.

Pricing: Continued strong demand in the export markets drove average ferrous net sales prices which approximated third quarter levels while remaining significantly higher than during the fourth quarter of fiscal 2010. Nonferrous prices also improved year-over-year due to stronger demand for recycled metals, but declined slightly on a sequential basis. Average ferrous and nonferrous prices increased 30% and 29%, respectively, compared to prices in the prior year quarter.

Margins: Operating income per ferrous ton was $34 in the fourth quarter of fiscal 2011, an increase of 82% from the prior year quarter and 8% sequentially. Average operating income per ton for the full year 2011 was $31, an increase of 10% from fiscal 2010.

Metals Recycling Business: Outlook

The following summary of management's outlook for the Metals Recycling Business in the first quarter of fiscal 2012 is subject to uncertainty that may affect future results.

Sales Volumes: Ferrous sales volumes are expected to approximate 1Q11. Nonferrous volumes are expected to increase 20% from 1Q11 primarily due to incremental contributions from acquisitions and technology investments. As always, quarterly sales volumes are highly dependent upon the timing of shipments.

Pricing: Ferrous average net selling prices are expected to be significantly higher than 1Q11. Nonferrous average net selling prices are expected to be slightly higher than 1Q11.

Margins: Operating income per ferrous ton expected to approximate 1Q11 levels despite the negative impact of average inventory costs.

Auto Parts Business

Our Auto Parts Business delivered strong operating results in the fourth quarter of fiscal 2011, increasing scrap and core sales as well as inflows from car purchases.

Summary of Auto Parts Business Results
($ in millions)
	Quarter			Year
	4Q11	3Q11	4Q10	2011	2010	% Chg
Revenues	$94	$87	$64	$320	$241	33%
Operating Income	$17	$17	$10	$64	$51	25%

Car Purchase Volumes (000s)	97	93	85	353	329	7%

Locations (end of quarter)	50	50	45	50	45	11%

“Throughout fiscal 2011, APB delivered strong operating margins and continued to expand its platform,” said Lundgren. “APB continues to demonstrate a successful ability to efficiently source supply, drive customer admissions and maximize the value chain of parts, cores and scrap.”

Revenues: Revenues increased 47% from the prior year quarter and 8% sequentially. Both comparisons reflect the impact of higher commodity prices on revenues from scrap and core sales, higher car volumes and the benefits from the acquisitions completed during fiscal 2011.

Margins: Operating margins of 18% during the fourth quarter continued the strong results achieved throughout fiscal 2011. Margins declined sequentially due to typical seasonality, but increased 260 basis points as compared to the prior year fourth quarter. For the full fiscal year, operating margins were 20%.

Auto Parts Business: Outlook

The following summary of management's outlook for the Auto Parts Business in the first quarter of fiscal 2012 is subject to uncertainty that may affect future results.

Revenues: Revenues are expected to increase 20-30% from 1Q11 levels due to higher prices and increased sales of parts, core and scrap, including incremental benefits from acquisitions.

Margins: Operating margins are expected to decline compared to 4Q11 due to the impact of lower commodity prices for scrap and core sales as well as a negative impact from average inventory costs.

Steel Manufacturing Business

Our Steel Manufacturing Business delivered $2 million in operating profit during the fourth quarter despite continued softness in the markets for long steel products on the West Coast.

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume in thousands of tons)

	Quarter			Year
	4Q11	3Q11	4Q10	2011	2010	% Chg
Revenues	$93	$91	$74	$317	$285	11%
Avg. Net Sales Prices ($/T)	$721	$734	$618	$697	$587	19%
Finished Goods Sales Volumes	124	118	116	439	444	(1)%
Operating Income (Loss)	$2	$3	$0	$3	$(6)	NM
NM = Not meaningful

“Our Steel Manufacturing Business achieved operating profitability for the quarter and full year, primarily driven by higher sales prices and higher sales volumes,” said Lundgren. “We continue to maximize value from our product diversification and operational efficiencies.”

Sales Volumes: Finished steel sales volumes of 124 thousand tons increased 5% from the third quarter and 8% from the prior year quarter.

Pricing: Average net sales prices for finished steel products increased 17% compared to the prior year quarter.

Margins: Higher sales prices resulted in positive operating margins during the quarter and for the full year.

Steel Manufacturing Business: Outlook

The following summary of management's outlook for the Steel Manufacturing Business in the first quarter of fiscal 2012 is subject to uncertainty that may affect future results.

Sales Volumes: Sales volumes are expected to increase slightly from 1Q11 levels.

Pricing: Average net sales prices are expected to increase from 1Q11, approximating 4Q11 levels.

Margins: First quarter operating margins are expected to improve from 1Q11, approximating break-even due to higher production levels.

Corporate Items

The Company's effective tax rates of 26.9% and 31.6% for the fourth quarter and fiscal year 2011 included a benefit of $3 million arising from a prior period adjustment to deferred tax liabilities related to an investment in a subsidiary.

Total debt declined from the third quarter by $68 million to $404 million, reflecting the strong operating cash flow of $128 million generated during the fourth quarter and $140 million for the full year.

During the fourth quarter the Company repurchased 254 thousand shares of our Class A Common Stock at a cost of $10 million. Under authorities granted by its Board of Directors, 3.2 million shares remain available for repurchase.

Analysts' Conference Call: Fourth Quarter of Fiscal 2011

A conference call and slide presentation to discuss results will be held today, October 20, 2011, at 5:00 p.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	August 31, 2011 (1)	May 31, 2011 (1)	August 31, 2010 (1)	August 31, 2011 (1)	August 31, 2010 (1)

REVENUES:
Metals Recycling Business:
Ferrous sales	$739,502	$702,829	$431,002	$2,425,488	$1,558,664
Nonferrous sales	213,115	167,812	121,798	619,640	412,927
Other sales	9,347	8,663	3,012	24,876	8,179
TOTAL MRB SALES	961,964	879,304	555,812	3,070,004	1,979,770

Auto Parts Business	93,770	86,850	63,589	319,833	241,233
Steel Manufacturing Business	92,886	90,894	74,454	317,483	285,085
Intercompany sales eliminations	(67,434)	(75,986)	(54,764)	(248,126)	(204,848)
TOTAL	$1,081,186	$981,062	$639,091	$3,459,194	$2,301,240

OPERATING INCOME:
Metals Recycling Business	$51,729	$45,693	$20,808	$164,646	$118,449
Auto Parts Business	16,703	17,328	9,635	64,027	51,096
Steel Manufacturing Business	1,823	3,485	(77)	2,562	(5,862)
Corporate expense	(14,146)	(10,582)	(6,896)	(46,394)	(36,223)
Intercompany eliminations	146	(592)	833	1,123	(1,563)
TOTAL	$56,255	$55,332	$24,303	$185,964	$125,897

(1) Excludes discontinued operations

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)
	For the Three Months Ended			For the Year Ended
	August 31, 2011	May 31, 2011	August 31, 2010	August 31, 2011	August 31, 2010
Revenues	$1,081,186	$981,062	$639,091	$3,459,194	$2,301,240
Cost of goods sold	966,233	870,530	573,523	3,072,165	2,019,764
Selling, general and administrative	59,601	56,316	41,919	205,025	158,805
Environmental matters	330	532	150	662	(91)
Income from joint ventures	(1,233)	(1,648)	(804)	(4,622)	(3,135)
Operating income	56,255	55,332	24,303	185,964	125,897
Other income (expense):
Interest income	60	35	70	384	459
Interest expense	(3,553)	(3,127)	(527)	(8,436)	(2,343)
Other income (expense), net	(57)	(66)	618	2,893	1,320
Total other expense	(3,550)	(3,158)	161	(5,159)	(564)
Income from continuing operations before income taxes	52,705	52,174	24,464	180,805	125,333
Income tax expense	(14,203)	(18,056)	(7,510)	(57,168)	(40,825)
Income from continuing operations	38,502	34,118	16,954	123,637	84,508
Income (loss) from discontinued operations, net of tax	(417)	282	1,191	(101)	(13,832)
Net income	38,085	34,400	18,145	123,536	70,676
Net income attributable to noncontrolling interests	(1,377)	(1,372)	(738)	(5,181)	(3,926)
Net income attributable to SSI	$36,708	$33,028	$17,407	$118,355	$66,750
Basic: (1)
Income per share from continuing operations attributable to SSI	$1.34	$1.18	$0.59	$4.28	$2.90
Income (loss) per share from discontinued operations	(0.02)	0.01	0.04	—	(0.50)
Net income per share attributable to SSI	$1.32	$1.19	$0.63	$4.28	$2.40
Diluted: (1)
Income per share from continuing operations attributable to SSI	$1.33	$1.17	$0.58	$4.24	$2.86
Income (loss) per share from discontinued operations	(0.02)	0.01	0.04	(0.01)	(0.49)
Net income per share attributable to SSI	$1.31	$1.18	$0.62	$4.23	$2.37
Weighted average number of common shares:
Basic	27,729	27,677	27,760	27,649	27,832
Diluted	28,007	27,998	28,082	27,959	28,147
Dividends declared per common share	$0.017	$0.017	$0.017	$0.068	$0.068

(1) Net income used in EPS calculation:
Income from continuing operations	$38,502	$34,118	$16,954	$123,637	$84,508
Net income attributable to noncontrolling interests	(1,377)	(1,372)	(738)	(5,181)	(3,926)
Income from continuing operations attributable to SSI	37,125	32,746	16,216	118,456	80,582
Income (loss) from discontinued operations, net of tax	(417)	282	1,191	(101)	(13,832)
Net income attributable to SSI	$36,708	$33,028	$17,407	$118,355	$66,750

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
					Fiscal Year					Fiscal Year
	1Q11	2Q11	3Q11	4Q11	2011	1Q10	2Q10	3Q10	4Q10	2010
Metals Recycling Business
Ferrous Selling Prices ($/LT) (1)
Steel Manufacturing Business	$350	$408	$442	$435	$412	$292	$300	$386	$359	$339
Other domestic	315	399	422	410	389	252	292	356	324	311
Exports	359	424	443	449	421	280	298	382	343	330
Average	$353	$419	$440	$443	$416	$277	$297	$378	$342	$328
Ferrous Sales Volume (LT)
SMB	90,537	95,774	122,238	95,351	403,900	122,171	80,728	139,404	115,869	458,172
Domestic	161,301	144,250	199,818	183,502	688,871	134,595	160,424	197,226	158,487	650,732
Export	979,063	860,005	1,142,156	1,254,708	4,235,932	499,899	933,123	838,766	849,863	3,121,651
Total	1,230,901	1,100,029	1,464,212	1,533,561	5,328,703	756,665	1,174,275	1,175,396	1,124,219	4,230,555

Nonferrous Average Price ($/LB) (1)	$0.94	$1.04	$1.12	$1.08	$1.06	$0.73	$0.80	$0.94	$0.84	$0.83
Nonferrous Sales Volume (LB, in 000s)	111,495	121,498	144,505	191,062	568,560	110,247	104,892	124,283	139,063	478,485

Steel Manufacturing Business
Sales Prices ($/NT) (1) (2)
Average	$634	$687	$734	$721	$697	$520	$556	$635	$618	$587
Sales Volume (NT) (2)
Rebar	63,668	51,569	45,494	61,411	222,142	55,875	42,588	52,792	66,047	217,302
Coiled Products	26,917	40,947	67,020	57,553	192,437	38,051	47,660	70,738	44,233	200,682
Merchant Bar and Other	7,071	6,322	5,811	5,290	24,494	6,249	6,147	7,840	5,296	25,532
Total	97,656	98,838	118,325	124,254	439,073	100,175	96,395	131,370	115,576	443,516

Auto Parts Business
Number of self-service locations at end of quarter	45	50	50	50	50	43	45	45	45	45
Car purchase volumes (000)	82	81	93	97	353	88	70	86	85	329

(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.
(2) Excludes billet sales.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	August 31, 2011	August 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$49,462	$30,342
Accounts receivable, net	229,975	126,156
Inventories, net	335,120	268,103
Other current assets	39,442	36,193
Total current assets	653,999	460,794

Property, plant and equipment, net	555,284	460,810

Goodwill and other assets	680,886	421,814

Total assets	$1,890,169	$1,343,418

Liabilities and Equity
Current liabilities:
Short-term borrowings	$643	$1,189
Other current liabilities	232,670	158,924
Total current liabilities	233,313	160,113

Long-term debt and capital lease obligations	403,287	99,240

Other long-term liabilities	133,280	104,433

Redeemable noncontrolling interest	19,053	—

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	1,094,712	975,326
Noncontrolling interests	6,524	4,306
Total equity	1,101,236	979,632
Total liabilities and equity	$1,890,169	$1,343,418

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 56 operating facilities located in 14 states, Puerto Rico and Western Canada. The business has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 50 self-service facilities located in 14 states and Western Canada. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 106th year of operations in fiscal 2012. Schnitzer was named Scrap Company of the Year by American Metals Market's 2011 Awards for Steel Excellence. The awards recognize advancements rooted in pioneering and implementing business improvements that have delivered real change to the steel industry.

Safe Harbor for Forward Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include statements regarding our expectations, intentions, beliefs and strategies regarding the future, including statements regarding trends, cyclicality and changes in the markets we sell into; strategic direction; changes to manufacturing and production processes; the cost of compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; expected results, including pricing, sales volumes and profitability; obligations under our retirement plans; savings or additional costs from business realignment and cost containment programs; and the adequacy of accruals.

When used in this report, the words “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “could,” “opinions,” “forecasts,” “future,” “forward,” “potential,” “probable,” and similar expressions are intended to identify forward-looking statements.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and world economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our quarterly report on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on ability to access credit facilities; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; product liability claims; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Media Relations:
Chip Terhune, 503-265-6370
cterhune@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com